Exhibit 4.3

NUMBER	(SEE REVERSE SIDE FOR LEGEND)	WARRANTS

THIS WARRANT WILL BE VOID IF

NOT EXERCISED PRIOR TO THE

EXPIRATION DATE (DEFINED

BELOW)

UNITED ACQUISITION CORP. I

CUSIP G[●]

WARRANT

THIS CERTIFIES THAT, for value received __________________, is the registered holder of a warrant or warrants (the “Warrant(s)”) of United Acquisition Corp. I, a Cayman Islands exempted company (the “Company”), expiring at 5:00 p.m., New York City time, on the fifth anniversary of the Company’s completion of an initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving the Company and one or more businesses (a “Business Combination”), or earlier upon redemption, to purchase one fully paid and non-assessable Class A ordinary share, par value $0.0001 (each an “Ordinary Share”), of the Company for each whole Warrant evidenced by this Warrant Certificate.

The Warrant entitles the holder thereof to purchase from the Company, commencing on the later of the date which the Company completes an initial Business Combination and 12 months after the closing of the offering, such number of Ordinary Shares of the Company at the Warrant Price (as defined below), upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of Continental Stock Transfer & Trust Company (the “Warrant Agent”), but only subject to the conditions set forth herein and in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company. In no event will the Company be required to net cash settle any warrant exercise. The term “Warrant Price” as used in this Warrant Certificate refers to the price per Ordinary Share at which Ordinary Shares may be purchased at the time the Warrant is exercised. The initial Warrant Price per Ordinary Share is equal to $11.50 per share. The Warrant Agreement provides that upon the occurrence of certain events the Warrant Price, the Redemption Trigger Price (defined below) and the number of Ordinary Shares purchasable hereunder, set forth on the face hereof, may, subject to certain conditions, be adjusted.

No fraction of an Ordinary Share will be issued upon any exercise of a Warrant. If the holder of a Warrant would be entitled to receive a fraction of an Ordinary Share upon any exercise of a Warrant, the Company shall, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

Warrant Certificates, when surrendered at the office or agency of the Warrant Agent by the registered holder in person or by attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants.

Upon due presentment for registration of transfer of the Warrant Certificate at the office or agency of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any applicable tax or other governmental charge.

The Company and the Warrant Agent may deem and treat the registered holder as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

This Warrant does not entitle the registered holder to any of the rights of a shareholder of the Company.

The Company reserves the right to call the Warrant at any time prior to its exercise with a notice of redemption which shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. The Company reserves the right to call the Warrant at any time while the Warrant is exercisable, if the last sale price of the Ordinary Shares has been at least $16.50 per share (the “Redemption Trigger Price”) on each of 20 trading days within any 30 trading day period (the “30-day trading period”) commencing after the Warrants become exercisable and ending on the third business day prior to the date on which notice of redemption is given if, and only if, there is an effective registration statement covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day trading period or the Company has elected to require the exercise of the Warrants on a cashless basis. The call price of the Warrants is to be $0.01 per Warrant.

By:	By:
Chief Executive Officer	Secretary

2

SUBSCRIPTION FORM

To Be Executed by the Registered Holder in Order to Exercise Warrants

The undersigned Registered Holder irrevocably elects to exercise __________________ Warrants represented by this Warrant Certificate, and to purchase the Ordinary Shares issuable upon the exercise of such Warrants, and requests that the register of members of the Company be updated reflect the issuance of such Ordinary Shares and Certificates for such shares shall be issued in the name of

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to
(PLEASE PRINT OR TYPE NAME AND ADDRESS)

and, if such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, that a new Warrant Certificate for the balance of such Warrants be registered in the name of, and delivered to, the Registered Holder at the address stated below:

Dated:
(SIGNATURE)

(ADDRESS)

(TAX IDENTIFICATION NUMBER)

ASSIGNMENT

To Be Executed by the Registered Holder in Order to Assign Warrants

For Value Received, hereby sell, assign, and transfer unto

(PLEASE TYPE OR PRINT NAME AND ADDRESS)

(SOCIAL SECURITY OR TAX IDENTIFICATION NUMBER)

and be delivered to

(PLEASE PRINT OR TYPE NAME AND ADDRESS)

____________ of the Warrants represented by this Warrant Certificate, and hereby irrevocably

______________________________ constitute and appoint Attorney to transfer this Warrant Certificate on the books of the Company, with full power of substitution in the premises.

Dated:
(SIGNATURE)

The Signature To The Assignment Of The Subscription Form Must Correspond To The Name Written Upon The Face Of This Warrant Certificate In Every Particular, Without Alteration Or Enlargement Or Any Change Whatsoever, And Must Be Guaranteed By A Commercial Bank Or Trust Company Or A Member Firm Of The Nyse American, Nasdaq, New York Stock Exchange, Pacific Stock Exchange, Or Chicago Stock Exchange.